VERA BRADLEY ANNOUNCES FIRST QUARTER FISCAL YEAR 2027 RESULTS

First quarter consolidated net revenues grew 7.8% to $55.7 million; represents the first quarter of growth since Fiscal 2022

Continued sequential progress with sales growth, margin expansion and significant profit improvement

FORT WAYNE, Ind., June 11, 2026 – Vera Bradley, Inc. (Nasdaq: VRA) (the “Company”) today announced its financial results for the first quarter of the fiscal year ending January 30, 2027 (“Fiscal 2027”).

First Quarter Comments
“I’m pleased to report that our first quarter results demonstrate continued momentum in our Project Sunshine transformation to reclaim Vera Bradley’s joyful optimism while building operational excellence,” said Ian Bickley, Chief Executive Officer of Vera Bradley. “We achieved our first quarter of overall revenue growth since Q4 FY22, marking an important inflection point in our turnaround. This achievement reflects the cumulative impact of our strategic initiatives and the hard work and commitment of our entire team.”

Bickley continued, “Our first quarter delivered strong results across multiple metrics. On a non-GAAP basis, we generated year-over-year gross margin expansion of 430 basis points, managed expenses prudently with total costs down nearly 15%, and improved our operating loss by $10 million, or 76%. We achieved these results while reducing year-over-year inventory by 26% and improving operating cash flow by $12.7 million, a 70% improvement.”
“The progress made across the five strategic pillars of Project Sunshine validates that we’re on the right path. We successfully impacted nearly 80% of the spring collection, and Q1 was the first quarter of customer growth in our direct channels since calendar 2021. Our strategic collaborations with Bath and Body Works and Target ignited strong engagement, with approximately 80% of customers who engaged through these partnerships being new to Vera Bradley.”

“We are encouraged by the building momentum, and recognize that significant work remains. Based on the solid start to fiscal 2027, we now expect year-over-year non-GAAP operating loss improvement of at least 50%. We remain committed to returning the business to long-term sustainable growth, profitability, and cash flow generation,” concluded Bickley.

Summary of Financial Performance for the First Quarter
Consolidated net revenues from continuing operations totaled $55.7 million, compared to $51.7 million in the prior year first quarter ended May 3, 2025.

Vera Bradley, Inc.’s net loss from continuing operations totaled ($4.8) million, or ($0.17) per diluted share. On a non-GAAP basis, net loss from continuing operations totaled ($2.5) million, or ($0.09) per diluted share.

In the prior year first quarter, net loss from continuing operations totaled ($18.3) million, or ($0.66) per diluted share. On a non-GAAP basis, net loss from continuing operations totaled ($10.1) million, or ($0.36) per diluted share.

First Quarter Details
Direct segment revenues totaled $44.9 million, a 4.1% increase from $43.1 million in the prior year first quarter. Comparable sales increased 13.4%, driven by improved ecommerce conversion and improved average ticket, as well as increased traffic in outlet and full-line stores. During the first quarter, the Company closed three underperforming full-line stores.

Indirect segment revenues totaled $10.8 million, a 26.6% increase from $8.6 million in the prior year first quarter. The increase was driven by improvement in specialty and department stores, while cut-to-order sales enabled continued growth across key accounts.

Consolidated gross profit totaled $28.8 million, or 51.8% of net revenues, compared to $22.8 million, or 44.1% of net revenues, in the prior year. On a non-GAAP basis, prior year consolidated gross profit totaled $24.6 million, or 47.5% of net revenues. The increase in year over year margin rate resulted from overall favorable sales mix, as well as lower freight and duty costs.

Consolidated selling, general, and administrative (“SG&A”) expense totaled $34.1 million, or 61.3% of net revenues, compared to $40.8 million, or 79.0% of net revenues, in the prior year. On a non-GAAP basis, consolidated SG&A expense totaled $32.7 million, or 58.8% of net revenues, compared to $38.3 million, or 74.2% of net revenues, in the prior year. The decrease in non-GAAP SG&A expense resulted from cost optimization that began in fiscal 2025, which is enabling lower personnel costs and optimized marketing spend, allowing us to reduce and rephase spending throughout the year, as well as reduced lease costs through store closures and favorable lease negotiations.

Operating loss from continuing operations totaled ($4.6) million, or (8.3%) of net revenues, compared to ($17.9) million, or (34.6%) of net revenues, in the prior year first quarter – a 74.0% reduction. On a non-GAAP basis, operating loss from continuing operations totaled ($3.3) million, or (5.8%) of net revenues, compared to ($13.6) million, or (26.3%) of net revenues, in the prior year first quarter – a 76.1% reduction.

By segment:
•Direct operating income was $3.1 million, or 6.9% of Direct net revenues, compared to an operating loss of ($5.5) million, or (12.9%) of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income totaled $3.5 million, or 7.7% of Direct revenues, compared to an operating loss of ($2.8) million, or (6.6%) of Direct net revenues, in the prior year.
•Indirect operating income was $4.0 million, or 37.0% of Indirect net revenues, compared to $2.0 million, or 23.1% of Indirect net revenues, in the prior year. On a non-GAAP basis, Indirect operating income totaled $4.1 million, or 38.1% of Indirect net revenues, compared to $2.2 million, or 26.1% of Indirect net revenues, in the prior year.

Balance Sheet
Cash and cash equivalents as of May 2, 2026, totaled $12.5 million compared to $11.3 million at the end of last year’s first quarter. The Company had no borrowings on its asset-based lending (“ABL”) facility at quarter end.

Total quarter-end inventory was $73.0 million, a 26% reduction, compared to $99.2 million at the end of last year’s first quarter and represents the Company’s leanest first quarter inventory position since fiscal 2011. The decrease is driven by improved assortment planning, buy management, and sales performance, as well as the $5.3 million Project Restoration inventory reserve.

Net capital spending for the first quarter totaled $0.3 million compared to $1.9 million in the prior year and was driven by store relocations that occurred in the prior year period.

Fiscal Year 2027 Guidance
Excluding net revenues, all guidance-related numbers are non-GAAP. The prior year income statement numbers used in the forward-looking discussion below are also non-GAAP. Non-GAAP adjustments are discussed in the Non-GAAP Numbers section, below.
•The Company continues to focus on stabilizing the business and plans for sales to be in the range of $255 million to $270 million.
•The guided sales range reflects the impacts of the decision to not host the Company’s annual outlet sale event and rebuilding of the wholesale business under new leadership, while also placing less emphasis on liquidation channels.
•Due to continued operational focus, the Company anticipates improvements in gross profit and SG&A rates, enabling operating loss improvement by 50% or better versus the prior year loss of ($21.7) million, an improvement from previous guidance of 40% or better versus the prior year loss.

Disclosure Regarding Non-GAAP Measures

Non-GAAP Numbers
The current year non-GAAP income statement numbers referenced in this document exclude charges for severance, transformation initiatives, professional fees associated with the sale of Pura Vida, consulting and professional fees primarily associated with shareholder matters, and the income tax effect related to these items. The prior year income statement numbers referenced in this document exclude the previously outlined charges for severance, property, plant, & equipment impairment charges, PO cancellation fees, professional fees associated with the sale of Pura Vida, consulting and professional fees associated with transformation initiatives and shareholder matters, inventory write-offs associated with the sale of Pura Vida, and the income tax effect related to these items.

The Company’s management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including cash usage; gross profit; selling, general, and administrative expenses; operating loss from continuing operations; net loss from continuing operations; and diluted net loss from continuing operations per share, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Consistent with SEC regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments the Company may make to its GAAP financial measures in calculating non-GAAP financial measures.

Call Information
A conference call to discuss results for the first quarter financial results is scheduled for today, Thursday, June 11, 2026, at 8:30 a.m. Eastern Time. A live webcast of the conference call will be available on the Company’s website, Investor Relations | Vera Bradley Designs Inc. Alternatively, interested parties may dial into the call at (877) 407-0779. A replay will be available shortly after the conclusion of the call and remain available through June 25, 2026. To access the recording, listeners should dial (844) 512-2921 and enter the access code 13760261.

About Vera Bradley, Inc.
Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

The Company has two reportable segments: Direct and Indirect. The Direct business consists of sales of products through Vera Bradley Full-Line and Outlet stores in the United States; Vera Bradley’s websites, www.verabradley.com, www.verabradleyoutlet.com, www.verabradleyoutlet.com, and international.verabradley.com; direct to consumer marketplaces; and typically (but not in fiscal 2027), the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 1,200 specialty retail locations throughout the United States, as well as select department stores, national accounts, and third-party inventory liquidators; and royalties recognized through licensing agreements related to the Vera Bradley brand.

Website Information
We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics or other macro factors. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 31, 2026. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Tom Filandro, Partner
ICR, Inc
VeraBradleyIR@icrinc.com

Media:
VeraBradley@icrinc.com

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	May 2, 2026	January 31, 2026	May 3, 2025
Assets
Current assets:
Cash and cash equivalents	$12,506	$18,513	$11,281
Accounts receivable, net	17,296	17,301	14,588
Inventories	73,018	75,951	99,151
Short-term contingent consideration	1,835	1,605	1,374
Income taxes receivable	312	317	323
Prepaid expenses and other current assets	6,500	6,034	8,829
Total current assets	111,467	119,721	135,546
Operating right-of-use assets	58,642	63,233	71,236
Property, plant, and equipment, net	44,795	46,358	51,193
Long-term contingent consideration	—	230	1,178
Other assets	4,339	4,463	8,787
Total assets	$219,243	$234,005	$267,940
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,186	$16,235	$23,221
Accrued employment costs	7,502	5,394	6,033
Short-term operating lease liabilities	18,073	18,620	18,556
Other accrued liabilities	10,103	10,185	11,634
Income taxes payable	130	16	59
Total current liabilities	44,994	50,450	59,503
Long-term operating lease liabilities	47,198	51,914	62,357
Other long-term liabilities	2	2	46
Total liabilities	92,194	102,366	121,906
Shareholders’ equity:
Additional paid-in-capital	116,399	116,152	116,098
Retained earnings	167,614	172,439	186,819
Accumulated other comprehensive loss	(144)	(132)	(63)
Treasury stock	(156,820)	(156,820)	(156,820)
Total shareholders’ equity	127,049	131,639	146,034
Total liabilities and shareholders’ equity	$219,243	$234,005	$267,940

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Net revenues	$55,702	$51,652
Cost of sales	26,871	28,885
Gross profit	28,831	22,767
Selling, general, and administrative expenses	34,128	40,804
Other income, net	649	180
Operating loss from continuing operations	(4,648)	(17,857)
Interest (expense) income, net	(65)	4
Loss from continuing operations before income taxes	(4,713)	(17,853)
Income tax expense	112	407
Net loss from continuing operations	$(4,825)	$(18,260)
Loss from discontinued operations, net of income tax	—	(15,200)
Net loss	$(4,825)	$(33,460)

Basic weighted-average shares outstanding	28,121	27,773
Diluted weighted-average shares outstanding	28,121	27,773

Basic net loss per share:
Continuing operations	$(0.17)	$(0.66)
Discontinued operations	$—	$(0.54)
Basic net loss per share	$(0.17)	$(1.20)
Diluted net loss per share:
Continuing operations	$(0.17)	$(0.66)
Discontinued operations	$—	$(0.54)
Diluted net loss per share	$(0.17)	$(1.20)

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Thirteen Weeks Ended
	May 2, 2026	May 3, 2025
Cash flows from operating activities
Net loss	$(4,825)	$(33,460)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant, and equipment	1,793	2,188
Amortization of operating right-of-use assets	4,931	5,328
Impairment charges	—	1,048
Provision for doubtful accounts	38	—
Stock-based compensation	1,005	754
Loss on sale of business	—	15,200
Other non-cash loss, net	2	14
Changes in assets and liabilities:
Accounts receivable	(33)	(1,405)
Inventories	2,933	(7,379)
Prepaid expenses and other assets	(342)	(733)
Accounts payable	(6,939)	4,314
Income taxes	119	320
Operating lease liabilities, net	(5,603)	(6,060)
Accrued and other liabilities	1,671	1,969
Net cash used in operating activities	(5,250)	(17,902)
Cash flows from investing activities
Purchases of property, plant, and equipment	(333)	(1,871)
Proceeds from sale of business, net of cash disposed	—	903
Net cash used in investing activities	(333)	(968)
Cash flows from financing activities
Tax withholdings for equity compensation	(412)	(171)
Borrowings under asset-based revolving credit agreement	—	(5,000)
Repayment of borrowings under asset-based revolving credit agreement	—	5,000
Net cash used in financing activities	(412)	(171)
Effect of exchange rate changes on cash and cash equivalents	(12)	(44)
Net decrease in cash and cash equivalents	$(6,007)	$(19,085)
Cash and cash equivalents, beginning of period	18,513	30,366
Cash and cash equivalents, end of period	$12,506	$11,281

Vera Bradley, Inc.
First Quarter Fiscal 2027
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 2, 2026
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(4,825)
Severance(1)	1,117
Transformation initiatives(1)	159
Professional fees associated with sale of Pura Vida(1)	94
Consulting and professional fees(1)	27
Income tax adjustments(2)	974
Net loss from continuing operations - Non-GAAP	(2,454)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.09)
(1) Recorded in selling, general, and administrative ("SG&A") expenses
(2) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Direct	Indirect	Unallocated Corporate Expenses	Total
Operating income (loss) from continuing operations	$3,107	4,009	$(11,764)	$(4,648)
Severance	334	117	666	1,117
Transformation initiatives	9	2	148	159
Professional fees associated with sale of Pura Vida	—	—	94	94
Consulting and professional fees	—	—	27	27
Operating income (loss) from continuing operations - Non-GAAP	$3,450	$4,128	$(10,829)	$(3,251)

Vera Bradley, Inc.
First Quarter Fiscal 2026
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 3, 2025
(in thousands, except per share amounts)
(unaudited)

Thirteen Weeks Ended
Net loss from continuing operations	$(18,260)
PPE impairment charges(1)	1,048
PO cancellation fees(2)	986
Professional fees associated with sale of Pura Vida(1)	976
Consulting and professional fees(1)	721
Severance(1)	290
Inventory write-off associated with sale of Pura Vida(2)	250
Income tax adjustments(4)	3,938
Net loss from continuing operations - Non-GAAP	(10,051)
Diluted net loss per share from continuing operations - Non-GAAP	$(0.36)
(1) Recorded in SG&A expenses
(2) Recorded in cost of goods sold
(3) $555 recorded in cost of goods sold and $166 recorded in SG&A expenses
(4) Adjusted net loss from continuing operations and adjusted diluted EPS are calculated using a statutory tax rate of 26%

	Thirteen Weeks Ended
	Direct	Indirect	Unallocated Corporate Expenses	Total
Operating (loss) income from continuing operations	$(5,536)	1,980	$(14,301)	$(17,857)
PPE Impairment charges	1,048	—	—	1,048
PO cancellation fees	847	139	—	986
Professional fees associated with sale of Pura Vida	—	—	976	976
Consulting and professional fees	584	78	59	721
Severance	15	—	275	290
Inventory write-off associated with sale of Pura Vida	214	36	—	250
Operating (loss) income from continuing operations - Non-GAAP	$(2,828)	$2,233	$(12,991)	$(13,586)